EXHIBIT No. 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Green Bankshares, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-08609, 333-115054, and 333-117791) on Forms S-8 of Green Bankshares, Inc. of our reports dated March 14, 2008, with respect to the consolidated financial statements of Green Bankshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in Green Bankshares, Inc.’s 2007 Annual Report on Form 10-K.
Our report on the consolidated financial statements referred to above refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
March 14, 2008